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Memory Pharmaceuticals Announces Equity Funding Led by The Stanley Medical Research Institute
-Investment Will Support Phase 2a Trial for MEM 3454 in Schizophrenia-
-Company to Host Conference Call Today at 9:00 a.m. EDT-

MONTVALE, N.J., June 19, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has entered into a definitive stock purchase agreement for the sale of up to $6 million of its common stock, principally to The Stanley Medical Research Institute (SMRI). The three-tranche private placement will provide the Company with funding for its Phase 2a trial of MEM 3454 for the treatment of cognitive impairment associated with schizophrenia (CIAS) which the Company plans to commence in the fourth quarter of 2007.

The Company expects to close the first tranche of the private placement on or about June 20, 2007 and will issue 694,444 shares of Memory Pharmaceuticals common stock at a price per share of $2.88, a 17% premium over the average closing sale price of the Company’s common stock for the ten days prior to the date the agreement was signed. The Company has the option, in its discretion, to sell up to an additional $4 million of its common stock to the investors in two equal installments upon the Company’s achievement of predefined milestones related to the Phase 2a CIAS trial of MEM 3454. The second and third tranches will also be priced at a 17% premium over the average closing sale price of the Company’s common stock for the ten days immediately prior to the Company’s achievement of the respective specified milestones.

“We are excited to once again have the support of The Stanley Medical Research Institute as we take MEM 3454 into a proof-of concept trial for CIAS,” stated Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. “This transaction reflects our continued success in identifying novel and innovative solutions to support our maturing pipeline and to explore the potential of our drug candidates in additional CNS indications. Together with the expansion of our nicotinic alpha-7 agreement with Roche and our debt financing from Hercules, we now have the financial flexibility to conduct the Phase 2a CIAS trial for MEM 3454 and continue with our planned investments in the rest of our pipeline.”

“We are committed to identifying and supporting the development of promising new treatment options for schizophrenia, and our investment in Memory Pharmaceuticals underscores our excitement about the potential for nicotinic alpha-7 receptor partial agonists to address the cognitive deficits associated with schizophrenia,” stated Michael Knable, Executive Director of SMRI. “Each of Memory Pharmaceuticals’ programs offers the opportunity to address multiple indications, and we are pleased that we can help the Company expand its clinical programs to explore the full potential of its pipeline.”

Separately, Memory Pharmaceuticals announced today that it has established plans for a clinical program for MEM 3454 in CIAS under an expanded nicotinic alpha-7 receptor agonist agreement with Roche.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call today at 9:00 a.m. EDT to discuss the agreement with SMRI and its plan for a clinical program for MEM 3454 in CIAS, also announced today. The conference call will also be broadcast live from the “Investors” section of the Company’s website.

Jim Sulat, President and Chief Executive Officer, Dr. David Lowe, Chief Scientific Officer, Dr. Stephen Murray, Vice President of Clinical Development and Mike Smith, Vice President of Business Development will host the conference call.

Investors and other interested parties may access the call as follows:

Date:	June 19, 2007
Time:	9:00 a.m. EDT
Telephone (U.S.):	800.322.2803
Telephone (international):	617.614.4925
Participant Passcode:	47109037
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 11:00 a.m. EDT on Tuesday, June 19, 2007, until Tuesday, June 26, 2007. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 58865863. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About MEM 3454
MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the CNS. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. MEM 3454 is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program. Memory Pharmaceuticals is developing MEM 3454 as a potential therapy for Alzheimer’s disease and schizophrenia.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

About the Stanley Medical Research Institute
The Stanley Medical Research Institute is the largest private source of research funding for severe mental illness. SMRI supports research in academic and corporate environments that is directly linked to discovering new treatments for bipolar disorder and schizophrenia. Further information about SMRI can be obtained at http://www.stanleyresearch.org.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; receiving unfavorable results from clinical trials of Memory Pharmaceuticals’ drug candidates; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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